H.J. GRUY AND ASSOCIATES, INC.
6575 West Loop South, Suite 550, Bellaire, Texas 77401 TEL. (713) 739-1000 FAX (713) 739-6112

Exhibit 23.1

CONSENT OF H.J. GRUY AND ASSOCIATES, INC.

We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of reference to H.J. Gruy and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 21, 2022, prepared for SilverBow Resources, Inc. in the SilverBow Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2021.

H.J. GRUY AND ASSOCIATES, INC.
By:	/s/ Marilyn Wilson
Marilyn Wilson, P.E. Chief Executive Officer

March 3, 2022
Houston, Texas